UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
_____________________________________________________________________________________________

Date of Report (Date of earliest event reported): January 27, 2015

IZEA, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	333-167960	37-1530765
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

480 N. Orlando Avenue, Suite 200 Winter Park, Florida	32789
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (407) 674-6911

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR     240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR     240.13e-4(c))

CURRENT REPORT ON FORM 8-K
IZEA, Inc.
January 27, 2015

Item 1.01	Entry into a Material Definitive Agreement.

Item 3.02.	Unregistered Sales of Equity Securities.
On January 27, 2015, IZEA, Inc., a Nevada corporation (“IZEA”), Ebyline, Inc., a Delaware corporation (“Ebyline”), and all of the stockholders of Ebyline entered into a definitive Stock Purchase Agreement (the “Stock Purchase Agreement”). Under the Stock Purchase Agreement, IZEA agreed to acquire all of the issued and outstanding shares of capital stock of Ebyline, for an aggregate purchase price consisting of:

(a)	a cash payment in the amount of $1,200,000 at closing;

(b)
such number of shares of IZEA’s common stock valued at $250,000 (determined based on the 30-trading day trailing average closing price per share prior to the payment date) six months after the closing;

(c)
two annual payments totaling $1,900,000, payable (at IZEA’s option) in a combination of cash and shares of IZEA’s common stock (determined based on the 30-day trailing average closing price per share prior to the respective payment date), in two equal installments of $950,000 on the first and second anniversaries of the closing date (subject, however, to proportional reduction in the event Ebyline’s final 2014 revenue is below $8,000,000); and

(d)
performance payments of up to $5,600,000, or $1,800,000 for each of fiscal year 2015, 2016 and 2017, based upon Ebyline achieving targeted “content-only revenue” amounts of $17,000,000 in 2015, $27,000,000 in 2016 and $32,000,000 in 2017 (with proportional payment adjustments if at least 90% of such amounts are met), and subject to the continued employment by IZEA of one of William Momary Jr., Ebyline’s Chief Executive Officer, and Allen Narcisse, Ebyline’s Chief Financial Officer, payable (at IZEA’s option) in a combination of cash and shares of IZEA’s common stock (determined based on the 30-day trailing average closing price per share prior to the respective payment date).

Future cash payments and common stock issuances may be withheld to satisfy indemnifiable claims made by IZEA with respect to any misrepresentations or breaches of warranty under the Stock Purchase Agreement by Ebyline or the stockholders of Ebyline within two years after the closing of the acquisition.
IZEA also agreed at closing to enter into three-year employment agreements with each of Messrs. Momary and Narcisse to serve as IZEA’s Senior Vice President of Content and Senior Vice President of Corporate Development, respectively.
Based in Los Angeles, California, Ebyline operates an online marketplace that enables publishers to access a network of over 12,000 content creators ranging from writers to illustrators in 73 countries. Over 2,000 fully vetted individuals in the Ebyline network have professional journalism credentials with backgrounds at well-known media outlets. Ebyline’s proprietary workflow is utilized by leading media organizations to manage the entire customer content creation process - from creator selection through electronic payment. In addition to publishers, Ebyline is leveraged by brands to produce custom branded content for use on their owned and operated sites, as well as third party content marketing and native advertising efforts. The Ebyline technology platform has been used by publishers and brands to manage over 200,000 content projects.
IZEA anticipates that the closing of the acquisition will occur on January 30, 2015.

The purchase price was determined as a result of arm’s-length negotiations between the parties. The foregoing description of the acquisition does not purport to be complete and is qualified in its entirety by reference to the full text of Stock Purchase Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein in its entirety by reference. The securities to be offered in the acquisition have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
The cash portion of the acquisition was funded from the net proceeds of IZEA’s February 2014 private placement and cash reserves.
IZEA had no previous relationship or association with Ebyline. There are presently no significant changes anticipated in the business or product lines of either IZEA or Ebyline.
IZEA announced the Ebyline acquisition in a press release issued on January 28, 2015, a copy of which is attached hereto as Exhibit 99.1 and is incorporated in its entirety by reference.

Item 9.01.	Financial Statements and Exhibits.
(d)    Exhibits. The exhibits listed in the following Exhibit Index are filed as part of this current report.

Exhibit No.	Description

2.1	Stock Purchase Agreement, dated as of January 27, 2015, by and among IZEA, Inc., Ebyline, Inc. and the Stockholders of Ebyline, Inc. listed on the signature pages thereto.
99.1	Press release issued by IZEA, Inc. on January 29, 2015, announcing the acquisition of Ebyline, Inc.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IZEA, INC.

Date: January 29, 2015	By:/s/ Edward H. (Ted) Murphy Edward H. (Ted) Murphy President and Chief Executive Officer